July 20, 2016	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of
$0.89 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Second Quarter and First Half of 2016:

•	Significant Unusual Income or Expense Items: During the three months ended June 30, 2016, the Company recorded the following unusual items: (1) the Company sold an investment held by Bancorp for a pre-tax gain of $2.7 million. This investment, the original amount of which was $1.0 million, was made in a managed equity fund. The Company was required to divest this investment as a result of regulations recently adopted by the Federal Reserve Board; (2) the Company made valuation write-downs and incurred other unusual expenses of $570,000 on one foreclosed asset relationship, which is included in the Consolidated Statements of Income under “Noninterest Expense – Expense on foreclosed assets;” (3) partially offsetting these foreclosed asset expenses, the Company recorded gains totaling $396,000 on the sale of three properties which were former branch locations that were closed in January 2016, which amount is included in the Consolidated Statements of Income under “Noninterest Expense – Expense on foreclosed assets;” (4) the Company incurred final expenses related to the Fifth Third branch acquisition for valuation review, professional fees and loan recording fees totaling $140,000; and (5) the Company incurred expenses totaling $130,000 for supplies, postage and other costs related to the replacement of some of its existing debit cards with chip-enabled cards. The impact of all of these items, after the effect of the full tax rate for the Company, added approximately $0.10 earnings per common share.
•	Total Loans: Total gross loans, excluding previously acquired covered and non-covered loans and mortgage loans held for sale, but including the loans acquired from Fifth Third Bank, increased $355.6 million, or 10.5%, from December 31, 2015, to June 30, 2016, across most loan types. Total gross loans increased $151.5 million, or 4.7%, in the three months ended June 30, 2016. Net decreases in the FDIC-acquired loan portfolios totaled $40.3 million in the six months ended June 30, 2016.
•	Asset Quality: Non-performing assets and potential problem loans, excluding those currently or previously covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement but are accounted for and analyzed as loan pools rather than individual loans, totaled $48.6 million at June 30, 2016, a decrease of $8.2 million from $56.8 million at December 31, 2015, and a decrease of $9.2 million from $57.8 million at March 31, 2016. Non-performing assets at June 30, 2016 were $33.8 million (0.77% of total assets), down $10.2 million from $44.0 million (1.07% of total assets) at December 31, 2015 and down $9.2 million, or 21.3%, from $43.0 million (1.00% of total assets) at March 31, 2016.
•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of June 30, 2016, the Company’s Tier 1 Leverage Ratio was 9.9%, Common Equity Tier 1 Capital Ratio was 10.3%, Tier 1 Capital Ratio was 10.9%, and Total Capital Ratio was 11.9%.
•	Net Interest Income: Net interest income for the second quarter of 2016 decreased $1.3 million to $40.7 million compared to $42.0 million for the second quarter of 2015. Net interest income was $41.1 million for the first quarter of 2016. Net interest margin was 4.10% for the quarter ended June 30, 2016, compared to 4.53% for the second quarter of 2015 and 4.26% for the quarter ended March 31, 2016. The decrease in the margin from the prior year second quarter was primarily the result of decreases in average loan yields and a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year quarter, partially offset by increased total average loans. Increased average interest rates on deposits also contributed to lower net interest margin. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 39, 78 and 56 basis points for the quarters ended June 30, 2016, June 30, 2015, and March 31, 2016, respectively. For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended June 30, 2016, were $0.89 per diluted common share ($12.5 million available to common shareholders) compared to $0.85 per diluted common share ($11.9 million available to common shareholders) for the three months ended June 30, 2015.

Preliminary earnings for the six months ended June 30, 2016, were $1.59 per diluted common share ($22.3 million available to common shareholders) compared to $1.67 per diluted common share ($23.4 million available to common shareholders) for the six months ended June 30, 2015.

For the quarter ended June 30, 2016, annualized return on average common equity was 12.15%, annualized return on average assets was 1.16%, and net interest margin was 4.10%, compared to 12.67%, 1.18% and 4.53%, respectively, for the quarter ended June 30, 2015.  For the six months ended June 30, 2016, annualized return on average common equity was 10.92%; annualized return on average assets was 1.04%; and net interest margin was 4.18% compared to 12.65%, 1.16% and 4.67%, respectively, for the six months ended June 30, 2015.

President and CEO Joseph W. Turner commented, “Our second quarter 2016 results included strong loan growth, a reduction in classified assets, a continued relatively stable core net interest margin and the completion of our exit from loss sharing agreements related to the FDIC-assisted acquisitions of TeamBank, Vantus Bank and Sun Security Bank.  Our results were also impacted net positively by a large gain on the redemption of an equity fund investment we have held for several years, partially offset by certain unusual expenses. Total loans, excluding acquired covered and non-covered loans and mortgage loans held for sale, increased $150 million from March 31, 2016. During the quarter, loan production continued to be strong franchise-wide with loan pay-offs creating some headwinds.  The multi-family and commercial real estate loan segments experienced increases in outstanding loan balances of $99 million and $93 million, respectively, while construction and development loan balances decreased $54 million, due to the completion of construction projects.

“During the quarter, total classified assets decreased $8.2 million, from $57.8 million at March 31, 2016, to $48.6 million at June 30, 2016, as we remain focused on credit quality. As part of total classified assets, non-performing loans decreased from $13.3 million to $5.8 million due to the resolution of our largest non-performing credit relationship, while total non-performing assets decreased from $43.0 million to $33.8 million.  In the second quarter, we increased our general reserves due to increased total loan balances, resulting in a $1.1 million increase in our allowance for loan losses.  While our goal is to keep non-performing assets, loan loss provisions and net charge-offs as low as possible, we expect these items to fluctuate from period to period.”

Turner added, “A few unusual items impacted the second quarter financial results, including a $2.7 million gain as the Company was required, under rules recently adopted by the Federal Reserve Board, to divest its investment in an equity fund managed by Stieven Capital Advisors. During the second quarter of 2016, the Company also recorded unusually high other real estate expenses of approximately $570,000 related to the resolution process of one relationship, in addition to some other smaller unusual gains and expenses.”

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net interest income	$40,662	$42,009	$81,780	$86,134
Provision for loan losses	2,300	1,300	4,401	2,600
Non-interest income	8,916	3,457	13,890	3,399
Non-interest expense	29,807	27,949	60,726	55,189
Provision for income taxes	4,937	4,214	8,216	8,088
Net income	$12,534	$12,003	$22,327	$23,656

Net income available to common shareholders	$12,534	$11,858	$22,327	$23,366
Earnings per diluted common share	$0.89	$0.85	$1.59	$1.67

NET INTEREST INCOME

Net interest income for the second quarter of 2016 decreased $1.3 million to $40.7 million compared to $42.0 million for the second quarter of 2015.  Net interest margin was 4.10% in the second quarter of 2016, compared to 4.53% in the same period of 2015, a decrease of 43 basis points.  For the three months ended June 30, 2016, the net interest margin decreased 16 basis points compared to the net interest margin of 4.26% in the three months ended March 31, 2016.  The average interest rate spread was 3.99% for the three months ended June 30, 2016, compared to 4.44% for the three months ended June 30, 2015.  The average interest rate spread also decreased 17 basis points compared to the average interest rate spread of 4.16% in the three months ended March 31, 2016.

Net interest income for the six months ended June 30, 2016 decreased $4.3 million to $81.8 million compared to $86.1 million for the six months ended June 30, 2015.  Net interest margin was 4.18% in the six months ended June 30, 2016, compared to 4.67% in the same period of 2015, a decrease of 49 basis points.  The average interest rate spread was 4.08% for the six months ended June 30, 2016, compared to 4.59% for the six months ended June 30, 2015.

The Company’s net interest margin has been significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which were recorded as indemnification assets.  Therefore, the expected indemnification assets had also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  Beginning in the three months ended June 30, 2016, only the loans and other real estate owned acquired in the InterBank transaction continue to be covered by a loss sharing agreement and have indemnification assets remaining.   Additional estimated cash flows totaling approximately $200,000 and $2.5 million were recorded in the three and six months ended June 30, 2016, respectively, related to these loan pools, with a corresponding reduction in expected reimbursement from the FDIC.  The effects of the 2014 FDIC-assisted transaction are discussed below.

In addition, the Company’s net interest margin has been impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the June 2014 Valley Bank FDIC-assisted transaction.  Beginning with the quarter ended December 31, 2014, the cash flow estimates have increased for certain of the Valley Bank loan pools based on significant loan repayments and also due to collection of certain loans, thereby reducing loss expectations on certain of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of these loan pools.  The Valley Bank transaction did not include a loss sharing agreement with the FDIC.  Therefore, there is no related indemnification asset. The entire amount of the discount adjustment has been and will be accreted to interest income over time with no offsetting impact to non-interest income.  Additional improvements in estimated cash flows totaling approximately $525,000 and $3.0 million were identified and recorded in the three and six months ended June 30, 2016, respectively, related to the Valley Bank loan pools.  The amount of the Valley Bank discount adjustment accreted to interest income for the three and six months ended June 30, 2016 was $1.7 million and $3.7 million, respectively, and is included in the impact on net interest income/net interest margin amount in the table below.  Based on current estimates, we anticipate recording additional interest income accretion of $1.8 million during the remainder of 2016 related to these Valley Bank loan pools.

The impact of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	June 30, 2016		June 30, 2015
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$3,858	39 bps	$7,259	78 bps
Non-interest income	(1,774)		(5,374)
Net impact to pre-tax income	$2,084		$1,885

	Six Months Ended
	June 30, 2016		June 30, 2015
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$9,240	47 bps	$16,221	88 bps
Non-interest income	(4,708)		(12,052)
Net impact to pre-tax income	$4,532		$4,169

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreement, respectively, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $8.3 million and the remaining adjustment to the indemnification assets related to InterBank, including the effects of the clawback liability, that will affect non-interest income (expense) is $(4.0) million.  The $8.3 million of accretable yield adjustment relates to Team Bank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank, and this income is not affected by the termination of the loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank.  The expense, as noted, is only related to InterBank, as there is no longer, nor will there be in the future, indemnification asset amortization expense related to Team Bank, Vantus Bank, or Sun Security Bank due to the termination of the related loss sharing agreements in April 2016.  Of the remaining adjustments, we expect to recognize $4.0 million of interest income and $(1.8) million of non-interest income (expense) during the remainder of 2016.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended June 30, 2016 decreased four basis points when compared to the year-ago quarter.  The decrease in net interest margin is primarily due to an increase in the average interest rate on deposits and other borrowings.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2016, non-interest income increased $5.4 million to $8.9 million when compared to the quarter ended June 30, 2015, primarily as a result of the following increases and decreases:

•	Amortization of income related to business acquisitions: The net amortization expense related to business acquisitions was $1.6 million for the quarter ended June 30, 2016, compared to $5.2 million for the quarter ended June 30, 2015. The amortization expense for the quarter ended June 30, 2016, consisted of the following items: $1.4 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolio acquired from InterBank and $482,000 of amortization of the clawback liability. Partially offsetting the expense was income from the accretion of the discount related to the indemnification asset for the InterBank acquisition of $298,000.
•	Net realized gains on sales of available-for-sale securities: During the quarter, the Company sold an investment held by Bancorp for a gain of $2.7 million. This investment, the original amount of which was $1.0 million, was made in a managed equity fund. The Company was required to divest this investment as a result of recent regulations enacted by the Federal Reserve Board. There were no gains on sales of investments in the prior year quarter.
•	Service charges and ATM fees: Service charges and ATM fees increased $348,000 compared to the prior year quarter, primarily due to the additional accounts acquired in the Fifth Third Bank transaction in January 2016, which had high levels of debit card activity.
•	Late charges and fees on loans: Late charges and fees on loans decreased $460,000 compared to the prior year quarter, due primarily to unusually high levels of loan prepayments in the prior year quarter. As discussed in our second quarter 2015 earnings release dated July 21, 2015, $487,000 in yield maintenance payments were received in the 2015 quarter related to 11 commercial loan prepayments.
•	Other income: Other income decreased $425,000 compared to the prior year period. During the 2015 period, the Company sold a banking center building in Nebraska at a net gain of $671,000.

For the six months ended June 30, 2016, non-interest income increased $10.5 million to $13.9 million when compared to the six months ended June 30, 2015, primarily as a result of the following increases and decreases:

•	Amortization of income related to business acquisitions: The net amortization expense related to business acquisitions was $4.9 million for the six months ended June 30, 2016, compared to $12.1 million for the six months ended June 30, 2015. The amortization expense for the six months ended June 30, 2016, consisted of the following items: $4.0 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios, $584,000 of impairment to certain indemnification assets and $827,000 of amortization of the clawback liability. The impairment of the indemnification asset was recorded in the three months ended March 31, 2016, due to the expected loss on the FDIC loss share termination agreements that occurred in April 2016, as discussed in the Company’s March 31, 2016 Quarterly Report on Form 10-Q. Partially offsetting the expense was income from the accretion of the discount related to the indemnification asset for the InterBank acquisition of $529,000.
•	Net realized gains on sales of available-for-sale securities: During the period, as discussed above, the Company sold an investment held by Bancorp for a gain of $2.7 million. There were no gains on sales of investments in the prior year period.
•	Service charges and ATM fees: Service charges and ATM fees increased $983,000 compared to the prior year period, primarily due to the additional accounts acquired in the Fifth Third Bank transaction in January 2016, which had high levels of debit card activity.
•	Other income: Other income increased $292,000 compared to the prior year period. The increase was primarily due to a $257,000 gain recognized on the sale of the Thayer, Mo., branch and deposits during the first quarter of 2016 and a $110,000 gain recognized on the sale of the Buffalo, Mo., branch and deposits during the first quarter of 2016. In addition in the 2016 period, a gain of $238,000 was recognized on sales of fixed assets unrelated to the branch sales. During the 2015 period, the Company sold a banking center building in Nebraska at a net gain of $671,000.
•	Late charges and fees on loans: Late charges and fees on loans decreased $231,000 compared to the prior year period. The decrease was primarily due to an unusual number and amount of yield maintenance payments received in the prior year second quarter, as noted above.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2016, non-interest expense increased $1.9 million to $29.8 million when compared to the quarter ended June 30, 2015, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $640,000 over the prior year quarter. Salaries increased due to additional employee costs related to the acquired branches ($680,000 during the quarter), which is partially offset by the reduction in expenses related to the 16 banking centers which were closed or sold during the first quarter of 2016 ($531,000 during the prior year quarter). The remaining increase is due to increased staffing due to growth in lending and other operational areas.
•	Net occupancy expense: Net occupancy expense increased $264,000 in the quarter ended June 30, 2016 compared to the same quarter in 2015. The increase was primarily due to approximately $150,000 of net additional expenses related to the 12 added Fifth Third banking centers compared to the prior year quarter expenses related to the 16 branches which were closed or sold.
•	Expense on foreclosed assets: Expense on foreclosed assets increased $556,000 compared to the prior year quarter primarily due to expenses and valuation write-downs during the 2016 quarter totaling approximately $571,000 related to one property, and other expenses related to the maintenance and resolution of foreclosed properties.

For the six months ended June 30, 2016, non-interest expense increased $5.5 million to $60.7 million when compared to the six months ended June 30, 2015, primarily as a result of the following items:

•	Fifth Third Bank branch acquisition expenses: The Company incurred approximately $1.4 million of additional expenses during the period related to the acquisition of certain branches of Fifth Third Bank. Those expenses included approximately $124,000 of compensation expense, approximately $385,000 of legal, audit and other professional fees expense, approximately $294,000 of computer license and support expense, approximately $436,000 in charges to replace former Fifth Third Bank customer checks with Great Southern Bank checks, and approximately $79,000 of travel, meals and other expenses related to the transaction and similar costs incurred during the period.
•	Salaries and employee benefits: Salaries and employee benefits increased $1.4 million over the prior year period. One-time acquisition related net salary and retention bonus and other compensation expenses paid as part of the Fifth Third branch transaction totaled $124,000. Salaries also increased due to additional employee costs related to the 12 acquired branches ($1.1 million during the six month period), which is partially offset by the reduction in expenses related to the 16 banking centers which were closed or sold during the first quarter of 2016 ($1.0 million during the prior year period). The remaining increase is due to increased staffing due to growth in lending and other operational areas.
•	Net occupancy expense: Net occupancy expense increased $1.0 million in the six months ended June 30, 2016 compared to the same period in 2015. One-time expenses as part of the acquisition of the Fifth Third banking centers accounted for $279,000 of the increase. In addition, the Company had increased computer license and support costs of $247,000 in the current year period. Another portion of the increase was due to approximately $126,000 of additional expenses related to the 12 added Fifth Third banking centers compared to the prior year period expenses related to the 16 branches which were closed or sold in the first quarter of 2016.
•	Expense on foreclosed assets: Expense on foreclosed assets increased $1.1 million compared to the prior year period due to expenses and valuation write-downs of foreclosed assets during the 2016 period, primarily related to three properties, totaling approximately $978,000.
•	Other operating expenses: Other operating expenses increased $1.1 million in the six months ended June 30, 2016 compared to the same period in 2015. $436,000 of this amount is the check charges to replace Fifth Third customer checks as discussed above. Additional amortization expense of $158,000 was recognized related to the core deposit intangible for the deposits acquired from Fifth Third Bank.
•	Legal, audit and other professional fees: Legal, audit and other professional fees increased $365,000 from the prior year period due to legal and professional fees related to the Fifth Third transaction, legal fees related to the resolution of a large non-performing loan, and increased audit and accounting fees.

The Company’s efficiency ratio for the quarter ended June 30, 2016, was 60.12% compared to 61.47% for the same quarter in 2015.  The efficiency ratio for the six months ended June 30, 2016, was 63.47% compared to 61.64% for the same period in 2015.  The decrease in the ratio in the 2016 three month period was primarily due to the increase in non-interest income, partially offset by the increase in non-interest expense and the decrease in net interest income.  The increase in the ratio in the 2016 six month period was primarily due to the increase in non-interest expense and decrease in net interest income, partially offset by the increase in non-interest income.  The Company’s ratio of non-interest expense to average assets was 2.75% and 2.71% for the three and six months ended June 30, 2015, respectively, compared to 2.75% and 2.84% for the three and six months ended June 30, 2016, respectively.  The increase in the current six month period ratio was due to the increase in non-interest expense, partially offset by the increase in average assets in the 2016 period compared to the 2015 period.  Average assets for the quarter ended June 30, 2016, increased $266.6 million, or 6.6%, from the quarter ended June 30, 2015, primarily due to assets acquired in the Fifth Third Bank transaction in the first quarter of 2016 and organic loan growth, partially offset by decreases in investment securities and other interest-earning assets.  Average assets for the six months ended June 30, 2016, increased $209.4 million, or 5.1%, from the six months ended June 30, 2015, due to the same reasons noted for the three month period.

INCOME TAXES

For the three and six months ended June 30, 2016, the Company's effective tax rate was 28.3% and 26.9%, respectively, compared to 26.0% and 25.5%,respectively, for the three and six months ended June 30, 2015.  These effective rates were lower than the statutory federal tax rate of 35%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 26-28% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits and maintain or increase its pre-tax net income. The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.

CAPITAL

As of June 30, 2016, total stockholders’ equity and common stockholders’ equity were $414.2 million (9.4% of total assets), equivalent to a book value of $29.79 per common share.  Total stockholders’ equity and common stockholders’ equity at December 31, 2015, were $398.2 million (9.7% of total assets), equivalent to a book value of $28.67 per common share.  At June 30, 2016, the Company’s tangible common equity to total assets ratio was 9.1%, compared to 9.6% at December 31, 2015.  The tangible common equity to total risk-weighted assets ratio was 10.2% and 10.9% at June 30, 2016, and December 31, 2015, respectively.

On a preliminary basis, as of June 30, 2016, the Company’s Tier 1 Leverage Ratio was 9.9%, Common Equity Tier 1 Capital Ratio was 10.3%, Tier 1 Capital Ratio was 10.9%, and Total Capital Ratio was 11.9%.  On June 30, 2016, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 9.5%, Common Equity Tier 1 Capital Ratio was 10.4%, Tier 1 Capital Ratio was 10.4%, and Total Capital Ratio was 11.3%.

LOANS

Total gross loans, excluding previously acquired covered and non-covered loans and mortgage loans held for sale, but including the loans acquired from Fifth Third Bank, increased $355.6 million, or 10.5%, from December 31, 2015, to June 30, 2016, across most loan types. Gross loans increased $151.5 million during the three months ended June 30, 2016. Loan growth has come from most of Great Southern’s primary lending locations, including Springfield, St. Louis, Kansas City, Des Moines and Minneapolis, as well as the loan production offices in Dallas and Tulsa.  Since the end of 2015, outstanding balances in commercial real estate loans, multi-family residential mortgage loans, one-to four-family residential loans and consumer loans have increased $99.7 million, $87.1 million, $106.2 million and $42.1 million, respectively.  The FDIC-acquired loan portfolios had net decreases totaling $40.3 million during the six months ended June 30, 2016, and $21.8 million during the three months ended June 30, 2016.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$123,172	$121,956	$105,390	$92,286	$84,040
Secured by real estate (not one- to four-family)	21,258	25,576	21,857	23,909	30,865
Not secured by real estate - commercial business	74,498	67,726	63,865	63,381	55,789

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	14,594	12,283	14,242	17,564	18,317
Secured by real estate (not one-to four-family)	500,013	368,718	385,969	356,913	144,893

Loan Commitments not closed
Secured by real estate (one-to four-family)	30,465	26,793	13,411	12,700	58,558
Secured by real estate (not one-to four-family)	144,450	211,728	120,817	54,643	31,211
Not secured by real estate - commercial business	9,177	3,614	—	—	1,589

	$917,627	$838,394	$725,551	$621,396	$425,262

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations”.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended June 30, 2016, increased $1.0 million to $2.3 million when compared with the quarter ended June 30, 2015.  The provision for loan losses for the six months ended June 30, 2016, increased $1.8 million to $4.4 million when compared with the six months ended June 30, 2015.  At June 30, 2016 and December 31, 2015, respectively, the allowance for loan losses was $38.1 million.  Total net charge-offs were $1.2 million and $673,000 for the quarters ended June 30, 2016 and 2015, respectively.  A charge-off of $1.4 million during the quarter ended June 30, 2016 related to one relationship, which is discussed below in non-performing assets.  Gross charge-offs for the quarter were partially offset by recoveries, including recoveries on two separate relationships totaling $1.1 million, which had previously been charged-off.  Total net charge-offs were $4.4 million and $1.3 million for the six months ended June 30, 2016 and 2015, respectively.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank’s allowance for loan losses as a percentage of total loans, excluding acquired loans that are covered or were previously covered by the FDIC loss sharing agreements, was 1.10%, 1.20% and 1.10% at June 30, 2016, December 31, 2015 and March 31, 2016, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at June 30, 2016, based on recent reviews of the Company’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, and potential problem loans are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below as they are, or were, subject to loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates.  The overall performance of the FDIC-covered loan pools acquired in 2009, 2011 and 2012 has been better than original expectations as of the acquisition dates.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they were never subject to a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition as of June 20, 2014; therefore, these loan pools are analyzed rather than the individual loans.

As noted above, the remaining loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated in April 2016.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered and formerly covered non-performing assets and other FDIC-assisted acquired assets, at June 30, 2016, were $33.8 million, a decrease of $10.2 million from $44.0 million at December 31, 2015, and a decrease of $9.2 from $43.0 million at March 31, 2016.  Non-performing assets, excluding FDIC-acquired covered and non-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 0.77% at June 30, 2016, compared to 1.07% at December 31, 2015 and 1.00% at March 31, 2016.

Compared to December 31, 2015, non-performing loans decreased $10.8 million to $5.8 million at June 30, 2016, and foreclosed assets increased $647,000 to $28.0 million at June 30, 2016.  Compared to March 31, 2016, non-performing loans decreased $7.5 million and foreclosed assets decreased $1.6 million at June 30, 2016.  Non-performing commercial real estate loans comprised $2.3 million, or 39.4%, of the total of $5.8 million of non-performing loans at June 30, 2016, a decrease of $7.5 million from March 31, 2016.  The majority of the decrease in the commercial real estate category was due to one relationship where the notes were sold and the loans paid off after a charge-off of $1.4 million.  In addition, one relationship totaling $982,000 was transferred to foreclosed assets.  These relationships are discussed below.  Non-performing one-to four-family residential loans comprised $1.7 million, or 29.6%, of the total non-performing loans at June 30, 2016, an increase of $153,000 from March 31, 2016.  Non-performing consumer loans increased $16,000 in the three months ended June 30, 2016, and were $1.6 million, or 27.4%, of total non-performing loans at June 30, 2016.

Compared to December 31, 2015, potential problem loans increased $1.9 million to $14.7 million at June 30, 2016.  Compared to March 31, 2016, potential problem loans decreased $44,000.  This decrease was due to $3.3 million in payments and $1.1 million in loans removed from potential problem loans, offset by the addition of $4.4 million of loans to potential problem loans ($4.1 million of which was one relationship).

Activity in the non-performing loans category during the quarter ended June 30, 2016, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	143	—	—	—	—	—	(34)	109
Land development	106	—	—	—	—	—	(6)	100
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,565	536	—	(60)	(114)	(37)	(172)	1,718
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	9,779	28	—	—	(982)	(1,412)	(5,125)	2,288
Commercial business	181	—	—	—	—	(103)	(75)	3
Consumer	1,574	887	—	(101)	(103)	(169)	(498)	1,590

Total	$13,348	$1,451	$—	$(161)	$(1,199)	$(1,721)	$(5,910)	$5,808

At June 30, 2016, the non-performing commercial real estate category included four loans, all of which were added in previous periods.  The largest relationship in this category totaled $1.7 million, or 74.2% of the total category, and is collateralized by a theatre property in Branson, Mo.  One relationship in the commercial real estate category had $1.4 million in charge-offs and $5.1 million in payments during the quarter.  The relationship was collateralized by three operating long-term health care facilities in Missouri.  Approximately $600,000 in charge-offs was previously taken on this relationship during the quarter ended March 31, 2016.  These related notes were sold and payment was received on the remaining balances after the charge-offs, resulting in a balance of zero at June 30, 2016.  The transfers to foreclosed assets in the commercial real estate category during the quarter were all one relationship, which was collateralized by hotel property in the Springfield, Mo., area.  The non-performing one- to four-family residential category included 33 loans, 10 of which were added during the current quarter.  The non-performing consumer category included 124 loans, 69 of which were added during the current quarter.

Activity in the potential problem loans category during the quarter ended June 30, 2016, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	429	—	—	—	—	—	—	429
Land development	3,842	—	—	—	—	—	—	3,842
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	776	127	(350)	(4)	—	—	(6)	543
Other residential	1,932	—	—	—	—	—	(1,932)	—
Commercial real estate	7,411	4,097	(587)	—	—	—	(1,348)	9,573
Commercial business	173	68	(73)	—	—	—	(23)	145
Consumer	218	126	(126)	—	—	(2)	(11)	205

Total	$14,781	$4,418	$(1,136)	$(4)	$—	$(2)	$(3,320)	$14,737

At June 30, 2016, the commercial real estate category of potential problem loans included 11 loans, three of which were added during the current quarter and represented one relationship.  The largest relationship in this category contains these three loans plus one commercial business loan, all of which were added during the current quarter, with a total balance of $4.1 million, or 42.8% of the commercial real estate category.  This relationship is collateralized by commercial retail projects in Texas and Georgia.  The second largest relationship in this category, which was made up of four loans which were added in 2015, had a balance of $2.4 million, or 24.6% of the total category, and is collateralized by various properties in the Branson Mo., area, including commercial buildings, commercial land, residential lots and undeveloped land with clubhouse and amenities and entertainment attractions.  The third largest relationship in this category, which was added during the quarter ended March 31, 2016, totaled $2.2 million, or 22.9% of the category, and is collateralized by a hotel located in the western United States.  Of the $1.3 million in payments in this category, 96% was related to one loan, which was paid in full during the quarter.  The land development category of potential problem loans included one loan, which was added prior to 2016 and is collateralized by property in the Branson, Mo., area.  In the other residential category of potential problem loans, payment was received in full on the one loan which was previously included in this category.  This loan was to the same borrower as the property in the land development category discussed above.

Activity in foreclosed assets, excluding $795,000 in foreclosed assets covered by FDIC loss sharing agreements, $721,000 in foreclosed assets previously covered by FDIC loss sharing agreements, $1.5 million in foreclosed assets related to Valley Bank and not covered by loss sharing agreements and $3.8 million in properties which were not acquired through foreclosure, during the quarter ended June 30, 2016, was as follows:

	Beginning Balance, April 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, June 30
	(In thousands)

Subdivision construction	6,821	—	(101)	—	—	6,720
Land development	11,477	—	(591)	—	—	10,886
Commercial construction	—	—	—	—	—	—
One- to four-family residential	1,406	97	(66)	—	—	1,437
Other residential	1,962	—	(208)	20	—	1,774
Commercial real estate	6,534	982	(2,022)	—	(321)	5,173
Commercial business	—	—	—	—	—	—
Consumer	1,449	2,620	(2,022)	—	—	2,047

Total	$29,649	$3,699	$(5,010)	$20	$(321)	$28,037

At June 30, 2016, the land development category of foreclosed assets included 21 properties, the largest of which was located in northwest Arkansas and had a balance of $1.4 million, or 12.6% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 39.1% and 33.1% was located in Branson, Mo. and in the northwest Arkansas, area, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 25 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $1.2 million, or 18.4% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 30.3% and 18.4% is located in Branson, Mo. and Springfield, Mo., respectively.  The commercial real estate category of foreclosed assets included 10 properties, one of which totaled $892,000 and was added during the current quarter.  The largest property in the commercial real estate category of foreclosed assets, which was added during the first quarter of 2016, totaled $2.6 million, or 49.9% of the total category.  This property is in the Branson, Mo., area, and includes a lakefront resort, marina and related amenities, condominiums and lots, and was included in non-performing loans at December 31, 2015.  One property in the commercial real estate category of foreclosed assets was sold during the quarter.  The property, which is located in southeast Missouri and was added during the quarter ended March 31, 2015, totaled $2.0 million.  The other residential category of foreclosed assets included nine properties, eight of which are part of the same condominium community, located in Branson, Mo. and had a balance of $1.4 million, or 80.3% of the total category.  One additional property that was part of the same condominium community, which had a balance of $208,000, was sold during the quarter.  The one-to four-family residential category of foreclosed assets included eight properties, of which the largest relationship, with one property in the Southwest Missouri area, had a balance of $527,000, or 36.6% of the total category.  Of the total dollar amount in the one-to- four-family category of foreclosed assets, 36.5% is located in Branson, Mo.

BUSINESS INITIATIVES

In the second quarter of 2016, the Company announced plans to consolidate two banking centers into other nearby Great Southern bank center locations as part of the Company’s ongoing performance review of its entire banking center network. In O’Fallon, Mo., a banking center at 100 Christina Marie Drive will be consolidated into an office at 2419 Highway K in August 2016. The Christina Marie Drive banking center was opened by Great Southern in 2012. The Highway K office was acquired through the January 2016 Fifth Third Bank branch acquisition in the St. Louis market area. In Neosho, Mo., the office located at 111 E. Main Street will be consolidated into the banking center at 713 S. Neosho Boulevard. This consolidation is expected to occur in October 2016.

A new banking center is under construction in a growing retail district in the Omaha, Neb., market area. The full-service office, located at Cornhusker and US 75 Highway in Bellevue, is expected to open during the fourth quarter of 2016. The new full-service office will replace an existing leased banking center located at 1902 Harlan Drive in Bellevue, Neb. The Company currently operates four offices in the Omaha metropolitan area: one in Omaha, two in Bellevue and one in Fort Calhoun.

In April 2016, the Company executed an agreement with the FDIC to terminate loss sharing agreements related to the FDIC-assisted acquisitions of TeamBank, Vantus Bank and Sun Security Bank. The agreement required the FDIC to pay $4.4 million to settle all outstanding items related to the terminated loss sharing agreements. As a result of entering into the agreement, assets that were covered by the terminated loss sharing agreements, including covered loans in the amount of $61.5 million and covered other real estate owned in the amount of $468,000 as of March 31, 2016, were reclassified as non-covered assets effective April 26, 2016. More information about this agreement can be found in the Company’s Form 10-Q for the quarter ended March 31, 2016.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 106 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and loan offices in Tulsa, Okla., and Dallas, Texas. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Fifth Third Bank branch acquisition and the Company's other merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace; (xi) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xiii) changes in accounting principles, policies or guidelines; (xiv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xv) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xvi) costs and effects of litigation, including settlements and judgments; and (xvii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and six months ended June 30, 2016 and 2015, and the three months ended March 31, 2016, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2016	2015
Selected Financial Condition Data:	(In thousands)

Total assets	$4,408,474	$4,104,189
Loans receivable, gross	3,697,483	3,382,213
Allowance for loan losses	38,133	38,149
Other real estate owned, net	34,873	31,893
Available-for-sale securities, at fair value	238,200	262,856
Deposits	3,384,020	3,268,626
Total borrowings	580,351	406,797
Total common stockholders’ equity	414,222	398,227
Non-performing assets (excluding FDIC-assisted transaction assets)	33,846	43,960

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2016	2015	2016	2015	2016
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$45,636	$45,734	$91,382	$93,640	$45,746
Interest expense	4,974	3,725	9,602	7,506	4,627
Net interest income	40,662	42,009	81,780	86,134	41,119
Provision for loan losses	2,300	1,300	4,401	2,600	2,101
Non-interest income	8,916	3,457	13,890	3,399	4,974
Non-interest expense	29,807	27,949	60,726	55,189	30,920
Provision for income taxes	4,937	4,214	8,216	8,088	3,279
Net income	$12,534	$12,003	$22,327	$23,656	$9,793
Net income available to common shareholders	$12,534	$11,858	$22,327	$23,366	$9,793

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2016	2015	2016	2015	2016
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.89	$0.85	$1.59	$1.67	$0.70
Book value	$29.79	$27.51	$29.79	$27.51	$29.17

Earnings Performance Ratios:
Annualized return on average assets	1.16%	1.18%	1.04%	1.16%	0.93%
Annualized return on average common stockholders’ equity	12.15%	12.67%	10.92%	12.65%	9.66%
Net interest margin	4.10%	4.53%	4.18%	4.67%	4.26%
Average interest rate spread	3.99%	4.44%	4.08%	4.59%	4.16%
Efficiency ratio	60.12%	61.47%	63.47%	61.64%	67.08%
Non-interest expense to average total assets	2.75%	2.75%	2.84%	2.71%	2.93%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	1.10%	1.29%	1.10%	1.29%	1.10%
Non-performing assets to period-end assets	0.77%	0.95%	0.77%	0.95%	1.00%
Non-performing loans to period-end loans	0.16%	0.16%	0.16%	0.16%	0.37%
Annualized net charge-offs to average loans	0.14%	0.09%	0.27%	0.09%	0.40%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	June 30, 2016	December 31, 2015	March 31, 2016
Assets
Cash	$117,130	$115,198	$107,193
Interest-bearing deposits in other financial institutions	86,574	83,985	114,538
Cash and cash equivalents	203,704	199,183	221,731

Available-for-sale securities	238,200	262,856	249,546
Held-to-maturity securities	247	353	353
Mortgage loans held for sale	13,018	12,261	7,560
Loans receivable (1), net of allowance for loan losses of $38,133 – June 2016; $38,149 - December 2015; $37,026 – March 2016	3,655,228	3,340,536	3,527,580
FDIC indemnification asset	16,534	24,082	20,125
Interest receivable	11,837	10,930	11,335
Prepaid expenses and other assets	47,895	59,322	54,537
Other real estate owned (2), net	34,873	31,893	39,528
Premises and equipment, net	142,338	129,655	143,434
Goodwill and other intangible assets	13,377	5,758	13,867
Federal Home Loan Bank stock	22,203	15,303	14,804
Current and deferred income taxes	9,020	12,057	10,244

Total Assets	$4,408,474	$4,104,189	$4,314,644

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$3,384,020	$3,268,626	$3,468,699
Federal Home Loan Bank advances	31,499	263,546	31,523
Securities sold under reverse repurchase agreements with customers	121,818	116,182	135,097
Short-term borrowings	401,260	1,295	216,276
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Accrued interest payable	1,098	1,080	1,056
Advances from borrowers for taxes and insurance	8,376	4,681	6,773
Accounts payable and accrued expenses	20,407	24,778	24,223
Total Liabilities	3,994,252	3,705,962	3,909,421

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2016, December 2015 and March 2016 – -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2016 – 13,904,832 shares; December 2015 – 13,887,932 shares; March 2016 – 13,892,128 shares	139	139	139
Additional paid-in capital	24,896	24,371	24,544
Retained earnings	384,450	368,053	374,845
Accumulated other comprehensive gain	4,737	5,664	5,695
Total Stockholders’ Equity	414,222	398,227	405,223

Total Liabilities and Stockholders’ Equity	$4,408,474	$4,104,189	$4,314,644

(1)
At June 30, 2016, December 31, 2015 and March 31, 2016 includes loans, net of discounts, totaling $153.3 million, $236.1 million and $224.4 million, respectively, which are subject to FDIC support through loss sharing agreements.  At June 30, 2016, also includes $85.2 million of loans, net of discounts, acquired in the Team Bank, Vantus Bank and Sun Security Bank transactions, for which the loss sharing agreements were terminated in April 2016.  At December 31, 2015 and March 31, 2016, also included $16.2 million and $15.3 million, respectively, of non- single-family loans, net of discounts, acquired in the Team Bank transaction, which were no longer covered by the FDIC loss sharing agreement for that transaction.  At  December 31, 2015 and March 31, 2016, also included $17.1 million and $16.4 million, respectively, of non- single-family loans, net of discounts, acquired in the Vantus Bank transaction, which were no longer covered by the FDIC loss sharing agreement for that transaction.  In addition, as of June 30, 2016, December 31, 2015 and March 31, 2016, includes $84.0 million, $93.4 million and $88.2 million, respectively, of loans, net of discounts, acquired in the Valley Bank transaction which are not covered by an FDIC loss sharing agreement.

(2)
At June 30, 2016, December 31, 2015 and March 31, 2016, includes foreclosed assets, net of discounts, totaling $795,000, $1.8 million and $1.9 million, respectively, which are subject to FDIC support through loss sharing agreements. At June 30, 2016, also includes $721,000 of foreclosed assets, net of discounts, acquired in the Team Bank, Vantus Bank and Sun Security Bank transactions, for which the loss sharing agreements were terminated in April 2016.  At December 31, 2015 and March 31, 2016, included $460,000 and $417,000, respectively, net of discounts, of non- single-family foreclosed assets related to the Vantus Bank transaction, which were no longer covered by the FDIC loss sharing agreement for that transaction.  At June 30, 2016, December 31, 2015 and March 31, 2016, includes $1.5 million, $995,000 and $1.1 million respectively, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by FDIC loss sharing agreements.  In addition, at June 30, 2016, December 31, 2015 and March 31, 2016, includes $3.8 million, $1.2 million and $6.5 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2016	2015	2016	2015	2016
Interest Income
Loans	$44,078	$43,947	$88,125	$89,896	$44,048
Investment securities and other	1,558	1,787	3,257	3,744	1,698
	45,636	45,734	91,382	93,640	45,746
Interest Expense
Deposits	4,121	3,133	8,056	6,294	3,934
Federal Home Loan Bank advances	257	416	696	863	438
Short-term borrowings and repurchase agreements	406	16	487	37	81
Subordinated debentures issued to capital trust	190	160	363	312	174
	4,974	3,725	9,602	7,506	4,627

Net Interest Income	40,662	42,009	81,780	86,134	41,119
Provision for Loan Losses	2,300	1,300	4,401	2,600	2,101
Net Interest Income After Provision for Loan Losses	38,362	40,709	77,379	83,534	39,018

Noninterest Income
Commissions	215	299	518	580	303
Service charges and ATM fees	5,374	5,026	10,653	9,670	5,279
Net gains on loan sales	1,012	1,059	1,845	1,999	832
Net realized gains on sales of available-for-sale securities	2,735	—	2,738	—	3
Late charges and fees on loans	302	762	879	1,110	577
Net change in interest rate swap fair value	(75)	113	(237)	20	(162)
Accretion (amortization) of income related to business acquisitions	(1,578)	(5,158)	(4,872)	(12,054)	(3,293)
Other income	931	1,356	2,366	2,074	1,435
	8,916	3,457	13,890	3,399	4,974

Noninterest Expense
Salaries and employee benefits	15,246	14,606	30,610	29,183	15,363
Net occupancy expense	6,379	6,115	13,221	12,169	6,842
Postage	957	912	1,958	1,801	1,001
Insurance	1,031	856	1,983	1,835	952
Advertising	522	750	963	1,182	441
Office supplies and printing	395	378	860	715	465
Telephone	904	767	1,826	1,532	922
Legal, audit and other professional fees	811	664	1,652	1,287	841
Expense on foreclosed assets	874	318	1,785	703	911
Partnership tax credit	420	420	840	840	420
Other operating expenses	2,268	2,163	5,028	3,942	2,762
	29,807	27,949	60,726	55,189	30,920

Income Before Income Taxes	17,471	16,217	30,543	31,744	13,072
Provision for Income Taxes	4,937	4,214	8,216	8,088	3,279
Net Income	12,534	12,003	22,327	23,656	9,793

Preferred Stock Dividends	—	145	—	290	—

Net Income Available to Common Shareholders	$12,534	$11,858	$22,327	$23,366	$9,793

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2016	2015	2016	2015	2016
Earnings Per Common Share
Basic	$0.90	$0.86	$1.61	$1.69	$0.71
Diluted	$0.89	$0.85	$1.59	$1.67	$0.70

Dividends Declared Per Common Share	$0.22	$0.22	$0.44	$0.42	$0.22

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $1.0 million and $1.1 million for the three months ended June 30, 2016 and 2015, respectively.  Fees included in interest income were $2.2 million and $2.1 million for the six months ended June 30, 2016 and 2015, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2016(1)	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.21%	$558,805	$7,384	5.31%	$463,299	$8,898	7.70%
Other residential	4.15	460,059	5,402	4.72	424,328	5,238	4.95
Commercial real estate	4.16	1,116,450	13,149	4.74	1,061,020	12,701	4.80
Construction	3.75	441,336	4,882	4.45	327,457	3,663	4.49
Commercial business	4.38	321,314	4,159	5.21	331,352	4,418	5.35
Other loans	5.62	692,381	8,511	4.94	551,563	8,434	6.13
Industrial revenue bonds	5.29	37,517	591	6.34	42,540	595	5.61

Total loans receivable	4.54	3,627,862	44,078	4.89	3,201,559	43,947	5.51

Investment securities	3.01	264,310	1,445	2.20	346,868	1,713	1.98
Other interest-earning assets	0.24	98,570	113	0.46	170,798	74	0.17

Total interest-earning assets	4.35	3,990,742	45,636	4.60	3,719,225	45,734	4.93
Non-interest-earning assets:
Cash and cash equivalents		107,036			106,642
Other non-earning assets		239,630			244,899
Total assets		$4,337,408			$4,070,766

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.25	$1,507,079	958	0.26	$1,427,920	501	0.14
Time deposits	0.98	1,302,160	3,163	0.98	1,252,921	2,632	0.84
Total deposits	0.59	2,809,239	4,121	0.59	2,680,841	3,133	0.47
Short-term borrowings and repurchase agreements	0.33	428,840	406	0.38	215,290	16	0.03
Subordinated debentures issued to capital trust	2.24	25,774	190	2.96	30,929	160	2.08
FHLB advances	3.30	31,509	257	3.28	142,510	416	1.17

Total interest-bearing liabilities	0.59	3,295,362	4,974	0.61	3,069,570	3,725	0.49
Non-interest-bearing liabilities:
Demand deposits		602,551			538,016
Other liabilities		26,797			26,174
Total liabilities		3,924,710			3,633,760
Stockholders’ equity		412,698			437,006
Total liabilities and stockholders’ equity		$4,337,408			$4,070,766

Net interest income:
Interest rate spread	3.76%		$40,662	3.99%		$42,009	4.44%
Net interest margin*				4.10%			4.53%
Average interest-earning assets to average interest-bearing liabilities		121.1%			121.2%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield on loans at June30, 2016, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended June 30, 2016.

	June 30, 2016(1)	Six Months Ended June 30, 2016			Six Months Ended June 30, 2015
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.21%	$547,823	$14,988	5.50%	$463,003	$18,808	8.19%
Other residential	4.15	451,044	11,078	4.94	425,140	10,867	5.15
Commercial real estate	4.16	1,097,385	25,761	4.72	1,048,226	25,378	4.88
Construction	3.75	426,926	9,709	4.57	323,320	7,399	4.61
Commercial business	4.38	320,901	8,437	5.29	327,772	9,653	5.94
Other loans	5.62	679,225	16,999	5.03	539,471	16,590	6.20
Industrial revenue bonds	5.29	38,790	1,153	5.98	43,305	1,201	5.59

Total loans receivable	4.54	3,562,094	88,125	4.98	3,170,237	89,896	5.72

Investment securities	3.01	268,363	3,005	2.25	358,525	3,595	2.02
Other interest-earning assets	0.24	104,107	252	0.49	188,820	149	0.16

Total interest-earning assets	4.35	3,934,564	91,382	4.67	3,717,582	93,640	5.08
Non-interest-earning assets:
Cash and cash equivalents		105,477			105,311
Other non-earning assets		241,855			249,567
Total assets		$4,281,896			$4,072,460

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.25	$1,490,591	1,863	0.25	$1,429,979	1,222	0.17
Time deposits	0.98	1,310,797	6,193	0.95	1,221,338	5,072	0.84
Total deposits	0.59	2,801,388	8,056	0.58	2,651,317	6,294	0.48
Short-term borrowings and repurchase agreements	0.33	316,873	487	0.31	219,973	37	0.03
Subordinated debentures issued to capital trust	2.24	25,774	363	2.83	30,929	312	2.03
FHLB advances	3.30	105,581	696	1.33	174,967	863	0.99

Total interest-bearing liabilities	0.59	3,294,616	9,602	0.59	3,077,186	7,506	0.49
Non-interest-bearing liabilities:
Demand deposits		596,074			537,834
Other liabilities		27,148			25,412
Total liabilities		3,872,838			3,640,432
Stockholders’ equity		409,058			432,028
Total liabilities and stockholders’ equity		$4,281,896			$4,072,460

Net interest income:
Interest rate spread	3.76%		$81,780	4.08%		$86,134	4.59%
Net interest margin*				4.18%			4.67%
Average interest-earning assets to average interest-bearing liabilities		119.4%			120.8%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield on loans at June 30, 2016, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the six months ended June 30, 2016.